Amendment to Agreement and Declaration of Trust of Trust, dated August 16, 2005

Article IX, Section 7 of the Trust’s Agreement and Declaration of Trust, dated July 13, 1998 (the “Declaration of Trust”), the Trustees hereby amend Article II, Section 8 of the Trust’s Declaration of Trust by deleting said provision in its entirety and restating it as follows:

“Chairman. The Trustees shall appoint one of their number to be Chairman of the Board of Trustees. If required by the 1940 Act, the Chairman shall be a non-“interested person” (as defined under the 1940 Act). The Chairman shall preside at all meetings of the Trustees.”